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                                EXHIBIT 5


                        FACSIMILE  (513) 579-6457

                            September 5, 1996


Direct Dial:  (513) 579-6411



LSI Industries Inc.
10000 Alliance Road
Cincinnati, Ohio  45242

Gentlemen:

     This firm is general counsel to LSI Industries Inc. and as such, is familiar with the Company's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's Nonqualified Deferred Compensation Plan which calls for the issuance of shares of Common Stock to certain employees of the Company and its subsidiaries pursuant to the terms of the Plan. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of Ohio; and

    2. The Company has taken all necessary and required corporate actions in connection with the proposed issuance of 200,000 shares of Common Stock pursuant to the Plan, and the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration
Statement.

                         Very truly yours,

                         KEATING, MUETHING & KLEKAMP, P.L.L.


                         BY: /s/Gary P. Kreider
                            _________________________________
                            Gary P. Kreider